EXHIBIT 99.1

Joel P. Moskowitz Chief Executive Officer (714) 549-0421 x-261 E-mail: jmoskowitz@ceradyne.com	Dan Matsui/Eugene Heller Silverman Heller Associates (310) 208-2550 E-mail: dmatsui@sha-ir.com

CERADYNE, INC. ANNOUNCES

PRELIMINARY FIRST-QUARTER 2003 RESULTS

Sales, Bookings, Backlog Hit Record Levels

Costa Mesa, Calif.—April 9, 2003—Ceradyne, Inc. (Nasdaq NM: CRDN) today announced preliminary results for first-quarter ended March 31, 2003, including record sales, bookings, and backlog hitting record levels for any quarter in the Company’s history. The Company will release earnings and complete financials for first quarter 2003 on Wednesday, April 30, 2003.

Sales for the quarter rose 30% to a record $19.1 million from $14.7 million in first-quarter 2002. Bookings, or new orders, for the quarter were more than $29 million, a 104% increase compared to $14.2 million in the first quarter a year ago. Backlog at the end of the quarter also increased to $45.6 million versus $27.5 million at the end of first-quarter 2002.

Joel Moskowitz, chief executive officer, commented: “Ceradyne management views these sharp increases as extremely positive, because it confirms our expansion strategy. The 40,000 square-feet manufacturing plant in Irvine, California, leased last year, is now in production of silicon nitride diesel engine components, Clarity® ceramic orthodontic brackets, and lightweight ceramic body armor. Furthermore, the Company is exploring the possibility of adding additional factories at the Company’s other production facilities in Lexington, Kentucky, and Scottdale, Georgia, to accommodate expected growth in other product lines. Final decisions on these new plans will depend on the Company receiving certain anticipated new orders.

“Due, in part, to the war with Iraq, much publicity and public attention has been focused on Ceradyne’s defense-related products,” Moskowitz added. “However, while we expect continued strength in sales of armor, sales of the Company’s non-defense ceramic products—in particular Clarity® ceramic orthodontic brackets, silicon nitride diesel engine components, and ceramic crucibles for the manufacture of photovoltaic cells—are expected to continue to show growth rates significantly above the prior year’s levels.”

The Company will release first-quarter 2003 earnings and complete financials before the market opens on Wednesday, April 30, 2003, and will conduct a teleconference at 8:00 a.m. PDT (11 a.m. EDT) that same day to review the results as well as provide updated guidance for 2003.

To participate in the teleconference, please call toll-free 877-869-7690 (or 706-634-1478 for international callers) approximately 10 minutes prior to the above start time. You may also listen to the teleconference live via the Internet at www.ceradyne.com or www.companyboardroom.com. For those unable to attend, these websites will host an archive of the call for 60 days. A telephone playback will also be available for 48 hours beginning at 11

a.m. PDT on April 30. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing conference ID 9638813.

Ceradyne develops, manufactures and markets advanced technical ceramics for defense, industrial, consumer, automotive and microwave tube applications. Additional information about the Company can be found at www.ceradyne.com.

Except for historical information, certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions to identify forward-looking statements. Risks and uncertainties that could cause actual results to differ are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission.

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